UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Hartford Mutual Funds, Inc.

The Hartford Mutual Funds II, Inc.

Hartford Funds Exchange-Traded Trust

Lattice Strategies Trust

Hartford Series Fund, Inc.

(Name of Registrants as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Hartford Funds Shareholder,

We are reaching out together because your vote matters.

You may have received several communications regarding the Hartford Funds proxy vote. We appreciate your time and attention and ask that you please cast your vote as soon as possible.

Wellington Management’s pending acquisition of Hartford Funds would result in a change of control. This requires shareholders to approve new investment management agreements so HFMC can continue to manage the Funds going forward. There are no expected changes to the Funds’ investment objectives, investment strategies, portfolio management teams, or current fees due to the proposals being presented.

The Boards recommend voting FOR each proposal that applies to your Fund or Funds. Please note that the proxy is not a vote on the acquisition itself. To reduce the need for additional communication, please vote as soon as possible by following the enclosed instructions. The Joint Special Meeting of Shareholders will be held on November 5, 2026.

If you have questions, need assistance, or would like to cast your vote with a live representative, please call 855-496-3017.

Thank you for your time, participation, and continued trust. If completed, this transaction will build on the strategic partnership between Wellington Management and Hartford Funds, which spans more than four decades, and our shared commitment to serving financial advisors and investors.

Sincerely,

Gregory Frost President and Chief Executive Officer Hartford Funds

Jean Hynes CEO and Managing Partner Wellington Management

Shareholders of the Funds are urged to read the proxy statement which was filed with the Securities and Exchange Commission on August 24, 2026, a copy of which was sent to the Funds’ shareholders. A copy of the proxy statement can also be found at hartfordfunds.com/proxy2026statement.

Forward-Looking Statements. Certain statements in this communication are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s current expectations and assumptions and are subject to risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from those expressed or implied. Forward-looking statements include, among other things, statements regarding the proposed acquisition of Hartford Funds by Wellington Management, the anticipated effects and benefits to shareholders and statements regarding the anticipated continuity of each Fund’s investment objective, strategies, fees, and portfolio management team following completion of the transaction. There can be no assurance that the proposed transaction will be completed, or that it will be completed on the currently anticipated terms or timing. Neither Hartford Funds nor Wellington Management undertakes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.